EXHIBIT 99.1

NVIDIA REPORTS OPERATING RESULTS FOR FIRST QUARTER FISCAL YEAR 2005

SANTA CLARA, CA. – May 6, 2004 – NVIDIA Corporation (Nasdaq: NVDA) today reported financial results for the first quarter of fiscal 2005 ended April 25, 2004.

For the first quarter of fiscal 2005, revenue increased to $471.9 million, compared to $405.0 million for the first quarter of fiscal 2004, an increase of 17 percent.  Net income for the first quarter of fiscal 2005 was $21.3 million, or $0.12 per diluted share, compared to net income of $19.7 million, or $0.12 per diluted share, for the first quarter of fiscal 2004.

“I am pleased that our core businesses delivered steady growth and gross margin continued to improve,” stated Jen-Hsun Huang, president and CEO of NVIDIA. “We also reached a number of significant milestones in the quarter. The aggressive investments we’ve made in our GPU, MCP and wireless media processors enabled us to introduce a record number of market changing products.”

First Quarter Fiscal 2005 Highlights

  Introduced the most powerful Graphics Processing Unit (GPU) in our history, the GeForce™ 6800 – the industry’s first superscalar GPU to support Microsoft DirectX 9.0 Shader Model 3.0.
  Launched production of the NVIDIA nForce™ 3 250Gb, the industry’s first single-chip Media and Communications Processor (MCP) to offer gigabit Ethernet, dual independent serial ATA controllers, industry leading RAID features and hardware security processing.
  Introduced two exciting new wireless media processors, the GoForce™ 4000 and 3000, and announced the availability of the AR10 3D core for use in cellular phones. These processors deliver some of the most advanced features available today yet require as little as one-tenth of the power compared to equivalent software-based cameras. Motorola announced the incorporation of the GoForce 4000 in their upcoming new 3G mobile phones.
  Gross margin improved 220 basis points over the gross margin for the fourth quarter fiscal 2004.
  Introduced the NVIDIA Quadro® FX 4000 and 4000 SDI graphics solutions, enabling NVIDIA’s entry into new professional markets including on-air HD broadcast.
  Announced Gelato™, the first 3D final-film renderer to use GPUs to achieve high levels of performance for what was previously slow, offline rendering.
  Led the PCI Express transition with the only top-to-bottom family of PCI Express GPUs.
  Purchased assets from iReady that will further enable our server and workstation business opportunities created by our line of NVIDIA nForce3 Professional MCPs.
  Gained share in both the overall PC market and the desktop PC segment.

NVIDIA will conduct a conference call with analysts and investors to discuss its first quarter fiscal 2005 financial results and current financial prospects today at 2:00 P.M. Pacific Time (5:00 P.M. Eastern Time). To listen to the call, please dial (706) 679-0543. A live web cast (listen-only mode) of the conference call will be held at the NVIDIA investor relations web site http://nvidia.com/ir and at http://www.streetevents.com. The web cast will be recorded and available for replay until the Company’s conference call to discuss its financial results for its second quarter fiscal 2005.

About NVIDIA

NVIDIA Corporation is a market leader in visual computing technology dedicated to creating products that enhance the interactive experience on consumer and professional computing platforms. Its graphics and communications processors have broad market reach and are incorporated into a wide variety of computing platforms, including consumer digital-media PCs, enterprise PCs, professional workstations, digital content creation systems, notebook PCs, military navigation systems and video game consoles. NVIDIA is headquartered in Santa Clara, California and employs more than 1,900 people worldwide. For more information, visit the Company’s Web site at www.nvidia.com <http://www.nvidia.com>.

Certain statements in this press release regarding earnings in the first quarter of fiscal 2005, including the statements relating to the Company's expectations for NVIDIA's family of products and expectations of market position and growth, are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, manufacturing and other delays relating to new products, difficulties in the fabrication process and dependence of the Company on third-party manufacturers, general industry trends including cyclical trends in the PC and semiconductor industries, manufacturing costs and the pricing of components such as memory, the impact of competitive products and pricing alternatives, changes in industry standards and interfaces, market acceptance of the Company's new products, the Company's dependence on third-party developers and publishers and the impact of litigation and other proceedings. Investors are advised to read the Company's Annual Report on Form 10-K for the fiscal year ended January 25, 2004, filed with the Securities and Exchange Commission on March 29, 2004, particularly those sections entitled "Business Risks," for a more complete discussion of these and other risks and uncertainties.

# # #
Copyright © 2004 NVIDIA Corporation.  All rights reserved.  All company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

    # # #
Note to editors: If you are interested in viewing additional information on NVIDIA, please visit the NVIDIA Press Room at http://www.nvidia.com/view.asp?PAGE=press_room.

NVIDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	April 25,	April 27,
	2004	2003

Revenue	$471,905	$404,983

Cost of revenue	323,069	278,415

Gross profit	148,836	126,568
Operating expenses:
Research and development	77,750	59,310
Sales, general and administrative	47,206	40,910

Total operating expenses	124,956	100,220

Operating income	23,880	26,348

Interest and other income, net	2,807	1,862

Income before income tax expense	26,687	28,210

Income tax expense (A)	5,338	8,463

Net income	$21,349	$19,747

Basic net income per share	$0.13	$0.12

Diluted net income per share	$0.12	$0.12

Shares used in basic per share computation	165,171	158,622

Shares used in diluted per share computation	178,479	167,925

(A) The effective income tax rate for the three months ended April 25, 2004 was 20%. The effective income tax rate for the three months ended April 27, 2003 was 30%.

NVIDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	April 25,	January 25,
	2004	2004

ASSETS

Current assets:
Cash, cash equivalents and marketable securities	$657,303	$604,043
Accounts receivable, net	205,308	196,631
Inventories	234,796	234,238
Prepaid and other current assets	16,289	14,539
Prepaid and deferred taxes	3,261	3,261

Total current assets	1,116,957	1,052,712

Property and equipment, net	185,041	190,029
Deposits and other assets	7,255	7,731
Goodwill	108,780	108,909
Intangible assets, net	40,157	39,963

Total assets	$1,458,190	$1,399,344

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$214,618	$185,342
Accrued liabilities	140,890	144,755
Current portion of capital lease obligations	3,043	4,015

Total current liabilities	358,551	334,112

Deferred income tax liability	8,609	8,609
Capital lease obligations, less current portion	345	856
Long-term liabilities	4,582	4,582

Stockholders' equity	1,086,103	1,051,185

Total liabilities and stockholders' equity	$1,458,190	$1,399,344